EXHIBIT 16.2

                        February 28, 1997




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  DynamicWeb Enterprises, Inc.

Ladies and Gentlemen:

     We have been furnished a Current Report on Form 8-K (the "Form 8-K") filed by DynamicWeb Enterprises, Inc. (the "Company")
on February 26, 1997 to report a change in accountants.   This
firm audited the financial statements of DynamicWeb Transactions Systems, Inc., a predecessor to the Company, for the year ended September 30, 1995.

     Please be advised that we agree with the statements made by the Company in the Form 8-K. We consent to the filing of this letter as an exhibit to the Form 8-K.

                                   Very truly yours,

                                   /s/Allen G. Roth, P.A.

                                   ALLEN G. ROTH, P.A.